EXHIBIT 99.1

Perceptron Announces Fourth Quarter And Full Year Fiscal 2018 Results

Record Annual Sales, Backlog and Bookings Levels
Sales Over $20.0 Million for Third Consecutive Quarter

PLYMOUTH, Mich., Aug. 29, 2018 (GLOBE NEWSWIRE) -- Perceptron, Inc. (NASDAQ: PRCP), a leading global provider of 3D automated metrology solutions and coordinate measuring machines, today announced fourth quarter and full year results for its 2018 fiscal year (period ended June 30, 2018).

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2018	2017	Change	2018	2017	Change

Sales	$23.6	$22.3	$1.3	$84.7	$77.9	$6.8
Net Income (Loss)	0.8	0.2	0.6	3.7	(0.2)	3.9
Diluted Income (Loss) per Share	$0.08	$0.03	$0.05	$0.39	$(0.02)	$0.41

Fourth quarter fiscal 2018 results compared to fourth quarter fiscal 2017:

  Fourth quarter consolidated net sales were $23.6 million, the Company’s highest quarterly revenue ever and an increase of 5.8%, compared to the fourth fiscal quarter one year ago
  Consolidated gross profit was $9.0 million and gross margin was 38.1%
  Fourth quarter reported and recurring operating income totaled $1.8 million
  Net income for the fourth quarter of fiscal 2018 was $0.8 million, up significantly compared to net income of $0.2 million in the prior-year quarter
  Fourth quarter diluted earnings per share was $0.08, compared to $0.03 per share in the fourth fiscal quarter one year ago
  Bookings totaled $19.9 million
  Backlog was $47.5 million, a record high for year-end backlog for the Company
  Cash and short-term investments totaled $6.7 million at June 30, 2018

Full year fiscal 2018 results compared to full year fiscal 2017:

  Full year consolidated net sales increased 8.7% to $84.7 million compared to $77.9 million in fiscal 2017
  Year-to-date consolidated gross profit increased $4.3 million to $32.0 million
  Consolidated gross margin was 37.8%, an increase of 220 basis points over the prior fiscal year
  Full year reported operating income totaled $4.9 million and recurring operating income was $5.5 million, representing increases of 172% and 53%, respectively, when compared to the same period in the prior year
  Net income increased dramatically, growing by $3.9 million to $3.7 million for fiscal 2018
  Fiscal year 2018 diluted earnings per share also improved significantly, achieving $0.39, compared to a loss of $0.02 per share in the prior fiscal year
  Bookings increased 3.1% to a record $87.2 million for fiscal 2018

New revenue recognition rules:

  The Company is adopting the new revenue recognition rules outlined by Accounting Standards Update No. 2014-09 on July 1, 2018, utilizing the modified retrospective transition method
  As a result of these new rules, the Company expects to record a positive net transition adjustment to retained earnings in the range of $1.8 million to $2.3 million
  Included in the net transition adjustment is a gross revenue adjustment of approximately $3.9 million to $4.2 million

First quarter and full year 2019 guidance:

  Revenue for the first quarter is expected to be in the range of $18.0 million to $21.0 million, partially impacted by the revenue recognition rules that the Company is adopting as of July 1, 2018
  The Company expects revenue growth for the full year of fiscal 2019 to be in the mid-single digits

David Watza, President and CEO, commented, “We are very pleased with the strong financial results we were able to achieve throughout this fiscal year, as we experienced record sales, strong profitability as well as record bookings and record backlog levels for 2018. Fourth quarter results were also record setting with over $23 million in net sales.

“As a result of this record year, we are well positioned to continue to invest in our strategic plan. Our strong balance sheet and cash flows allow us to focus on developing unique and disruptive products, which we believe will enable us to expand our business and capture additional share of our addressable market.

“By maintaining a consistent focus throughout this year, our team has done a phenomenal job and expanded our technical expertise with the addition of Helix®evo, as well as AccuSite™ , this past year, which contributed to our record performance,” continued Watza.  “We expect to identify and develop additional opportunities to further expand our addressable market within the automotive field, and other industries longer-term.  We believe this strategy will provide Perceptron with long-lasting, sustainable growth.

“As a reminder, effective July 1, 2018, we have prospectively adopted the new revenue recognition rules. This one-time adjustment immediately strengthened our balance sheet as we recognized approximately $3.9 to $4.2 million of revenue, netted by the associated costs, which was recorded directly to retained earnings.” Watza concluded,  “Looking ahead to our first quarter of fiscal year 2019, we expect revenue in the range of $18.0 million to $21.0 million, which is partially impacted by those newly adopted rules, and affirm our previous guidance of mid-single digit growth in our top line results for the full year fiscal 2019.  If we had remained on the old revenue recognition rules, our revenue guidance would have been $19.0 to $22.0 million for our first quarter of fiscal year 2019.  Our longer-term aspirations continue to aim for sustained high single-digit revenue growth and double-digit earnings growth.”

Highlights of Operations

INCOME STATEMENT KEY METRICS (in millions, except per share data)

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2018	2017	Change	2018	2017	Change

Americas Sales	$8.6	$10.0	$(1.4)	$34.7	$30.3	$4.4
Europe Sales	9.2	7.9	1.3	33.5	32.1	1.4
Asia Sales	5.8	4.4	1.4	16.5	15.5	1.0
Total Sales	$23.6	$22.3	$1.3	$84.7	$77.9	$6.8

Gross Profit	$9.0	$8.5	$0.5	$32.0	$27.7	$4.3
Gross Profit as a percent of sales	38.1%	38.1%		37.8%	35.6%

Operating Income	$1.8	$1.0	$0.8	$4.9	$1.8	$3.1
Operating Income as a percent of sales	7.6%	4.5%		5.8%	2.3%

Net Income (Loss)	$0.8	$0.2	$0.6	$3.7	$(0.2)	$3.9
Diluted Income (Loss) per Share	$0.08	$0.03	$0.05	$0.39		$0.41

Recurring Operating Income	$1.8	$2.1	$(0.3)	$5.5	$3.6	$1.9
Recurring Operating Income as a percent of sales	7.6%	9.4%		6.5%	4.6%

Perceptron generated record net sales for the fourth quarter of fiscal 2018, increasing $1.3 million, or 5.8%, versus the same quarter in the prior year, and reflecting increases in Europe and Asia regions.  The Europe region was up due to increases in In-Line and Near-Line Measurement Solutions, Value-Added Services and 3D Scanning Solution, partially offset by a decrease in Off-Line Measurement Solutions.  The year-over-year improvement in the Asia region was primarily due to increases in In-Line and Near-Line Measurement Solutions and Off-Line Measurement Solutions, partially offset by decreased sales of 3D Scanning Solutions.  The decline in the Americas region was primarily due to decreases in the In-Line and Near-Line Measurement Solutions as well as the 3D Scanning Solutions, partially offset by an increase in sales of Value-Added Services and Off-Line Measurement Solutions.

In the fourth quarter of fiscal 2018, gross profit as a percentage of sales was flat compared to the prior year period, primarily due to the mix of the Company’s revenue and the timing of certain expenses in cost of goods sold under applicable accounting rules as well as increased warranty costs.

During the fourth quarter of fiscal 2018, SG&A, Engineering and R&D expenses were up $0.7 million, primarily as a result of planned strategic investments in several engineering, research and development initiatives, increased employee-related costs including a higher bonus accrual due to improved financial results, partially offset by lower legal and audit fees, a decrease related to specialized supplies utilized in development of our products and lower advertising and marketing costs.

	Three Months Ended June 30,			Twelve Months Ended June 30,
BOOKINGS (in millions)	2018	2017	Change	2018	2017	Change

Geographic Region
Americas	$8.2	$8.6	$(0.4)	$35.0	$39.2	$(4.2)
Europe	9.3	7.6	1.7	36.1	29.4	6.7
Asia	2.4	2.5	(0.1)	16.1	16.0	0.1
Total Bookings	$19.9	$18.7	$1.2	$87.2	$84.6	$2.6

BACKLOG (in millions)	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017

Geographic Region
Americas	$19.8	$20.2	$18.0	$21.1	$19.5
Europe	19.0	18.9	19.6	18.0	16.4
Asia	8.7	12.1	10.9	9.8	9.1
Total Backlog	$47.5	$51.2	$48.5	$48.9	$45.0

Fourth quarter bookings were $19.9 million, an increase of 6.4% compared to the fourth quarter of fiscal 2017.  The increase in booking activity was primarily due to increases in In-Line and Near-Line Measurement Solutions, partially offset by declines in 3D Scanning Solutions.  The increased booking activity in Europe was driven by increases in In-Line and Near-Line Measurement Solutions, Value Added Services and 3D Scanning Solutions, partially offset by decreases in Off-Line Measurement Solutions.

Revenue in the fourth quarter of fiscal 2018 exceeded bookings by $3.7 million, which resulted in a decrease in backlog to $47.5 million at June 30, 2018.  This is the highest backlog level at a fiscal year end in the Company’s history. As the levels of bookings and backlog typically fluctuate from quarter to quarter, management does not necessarily consider these metrics to be indicative of the future operating performance of the Company.

FINANCIAL POSITION

Cash and short-term investment balance was $6.7 million at June 30, 2018, down from $7.8 million at March 31, 2018 and up from $5.3 million at June 30, 2017.  At June 30, 2018, the Company did not have any bank debt outstanding, down from outstanding balances of $1.5 million at both March 31, 2018 and June 30, 2017.

Quarterly Investor Call and Webcast

Perceptron, Inc., will hold its fourth quarter and full year fiscal 2018 investor conference call/webcast, chaired by David L. Watza, President and CEO, on Thursday, August 30, 2018, at 10:00 AM (EDT). Investors can access the call at:

Webcast	investors.perceptron.com on the Event page
Conference Call	877-317-6789 (domestic callers) or
412-317-6789 (international callers)
Conference ID	10122079

A replay will be posted to the Company's website after the conference call concludes.

About Perceptron®
Perceptron (NASDAQ: PRCP) develops, produces and sells a comprehensive range of automated industrial metrology products and solutions to manufacturing organizations for dimensional gauging, dimensional inspection and 3D scanning. Products include 3D machine vision solutions, robot guidance, coordinate measuring machines, laser scanning and advanced analysis software. Global automotive, aerospace and other manufacturing companies rely on Perceptron's metrology solutions to assist in managing their complex manufacturing processes to improve quality, shorten product launch times and reduce costs. Headquartered in Plymouth, Michigan, USA, Perceptron has subsidiary operations in Brazil, China, Czech Republic, France, Germany, India, Italy, Japan, Slovakia, Spain and the United Kingdom.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including our expectation as to our fiscal year 2019 and future results, operating data, new order bookings, revenue, expenses, net income and backlog levels, trends affecting our future revenue levels, the rate of new orders, the timing of revenue and net income increases from new products which we have recently released or will release in the future, the timing of the introduction of new products and our ability to fund our fiscal year 2019 and future cash flow requirements.  Whenever possible, we have identified these forward-looking statements by words such as “target,” “will,” “should,” “could,” “believes,” “expects,” “anticipates,” “aspirations,” “estimates,” “prospects,” “outlook,” “guidance” or similar expressions.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our periodic reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of our Annual Report on Form 10-K for fiscal 2017 and of our Quarterly Reports on Form 10-Q.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(Unaudited, In Thousands Except Per Share Amounts)

Condensed Income Statements	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Sales	$23,594	$22,351	$84,693	$77,947
Cost of Sales	14,573	13,790	52,693	50,178
Gross Profit	9,021	8,561	32,000	27,769
Operating Expenses
Selling, General and Administrative Expense	4,848	4,552	18,469	17,347
Engineering, Research and Development Expense	2,318	1,909	7,980	6,826
Severance, Impairment and Other Charges	-	1,057	603	1,777
Operating Income	1,855	1,043	4,948	1,819
Other Income and (Expenses), net
Interest Expense, net	(44)	(52)	(181)	(264)
Foreign Currency and Other, net	(311)	(95)	(278)	(293)
Income Before Income Taxes	1,500	896	4,489	1,262
Income Tax Expense	(728)	(635)	(773)	(1,430)

Net Income (Loss)	$772	$261	$3,716	$(168)

Income (Loss) Per Common Share
Basic	$0.08	$0.03	$0.39	$(0.02)
Diluted	$0.08	$0.03	$0.39	$(0.02)

Weighted Average Common Shares Outstanding
Basic	9,553	9,426	9,469	9,382
Diluted	9,691	9,487	9,579	9,382

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands)

Condensed Balance Sheets	June 30,	June 30,
	2018	2017
	(Unaudited)
Cash and Cash Equivalents	$5,830	$3,704
Short-Term Investments	877	1,572
Receivables, net	32,143	31,943
Inventories, net	13,829	11,466
Other Current Assets	1,327	1,953
Total Current Assets	54,006	50,638

Property and Equipment, net	6,613	7,377
Goodwill and Other Intangible Assets, net	11,805	11,866
Long-Term Deferred Income Tax Asset	1,055	9
Long-Term Investments	725	725
Total Non-Current Assets	20,198	19,977

Total Assets	$74,204	$70,615

Line of Credit and Short-Term Notes Payable	$175	$1,705
Accounts Payable	7,592	8,280
Deferred Revenue	8,691	8,485
Reserve for Restructuring and Other Charges	675	1,113
Other Current Liabilities	8,705	8,572
Total Current Liabilities	25,838	28,155

Long-Term Taxes Payable	450	969
Long-Term Deferred Income Tax Liability	1,717	871
Other Long-Term Liabilities	601	785
Total Long-Term Liabilities	2,768	2,625

Total Liabilities	28,606	30,780

Shareholders' Equity	45,598	39,835
Total Liabilities and Shareholders' Equity	$74,204	$70,615

Non-GAAP Financial Measures

While Perceptron’s results under Generally Accepted Accounting Principles in the United States of America (“U.S. GAAP”) provide significant insight into our operations and financial position, Perceptron’s management supplements its analysis of the business using “Recurring Operating Income” and “Recurring Net Income”.  These are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measures, provides incremental insight into the underlying factors and trends affecting our performance. However, it should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents reconciliations of each non-GAAP measure to Operating Income and Net Income, respectively.

PERCEPTRON, INC.
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited, In Thousands except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Operating Income, as reported	$1,855	$1,043	$4,948	$1,819

Severance, Impairment and Other Charges	-	1,057	603	1,777

Excluding special items,
Operating Income would have been	$1,855	$2,100	$5,551	$3,596

Net Income (Loss), as reported	$772	$261	$3,716	$(168)
Valuation Allowance on DTA	-	-	-	568

Excluding special items,
Net Income would have been	$772	$261	$3,716	$400

Income (Loss) Per Common Share -
Diluted, as reported	$0.08	$0.03	$0.39	$(0.02)

Diluted Income Per Share due to Valuation
Allowance on DTA	$-	$-	$-	$0.06

Excluding special items, Diluted Income
per Share would have been	$0.08	$0.03	$0.39	$0.04

Diluted Weighted Average Common Shares
Outstanding, as reported	9,691	9,487	9,579	9,382

Dilutive Effect of Stock Options	-	-	-	44

Excluding special items, Weighted Average
Common Shares Outstanding	9,691	9,487	9,579	9,426

Contact:
Investor Relations
investors@perceptron.com